                                                                     Exhibit 7.2

================================================================================



                              INVESTMENT AGREEMENT


                                  by and among


                              MARKET FACTS, INC.,


                              MFI ASSOCIATES, INC.



                                      and


                               MFI INVESTORS L.P.


                                     dated


                                  June 6, 1996



================================================================================

                               TABLE OF CONTENTS
                               -----------------

SECTION 1:  DEFINITIONS....................................................................................... 1
     1.1    Defined Terms..................................................................................... 1
     1.2    Other Definitional Provisions..................................................................... 4
     1.3    Beneficial Ownership.............................................................................. 5

SECTION 2:  INVESTMENT BY THE PARTNERSHIP..................................................................... 5
     2.1    Purchase and Sale of Convertible Note, Preferred Shares........................................... 5
     2.2    Convertible Note.................................................................................. 5
            (a)  Maturity..................................................................................... 5
            (b)  Interest..................................................................................... 5
            (c)  Prepayment................................................................................... 5
            (d)  Subordination................................................................................ 5
            (e)  Conversion................................................................................... 5
     2.3    Closing........................................................................................... 6
     2.4    Closing Deliveries................................................................................ 6

SECTION 3:  REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................... 6
     3.1    Organization and Standing......................................................................... 6
     3.2    Authorization..................................................................................... 6
     3.3    Capitalization.................................................................................... 7
     3.4    No Conflict....................................................................................... 7
     3.5    Litigation........................................................................................ 7
     3.6    Government Approval............................................................................... 7
     3.7    SEC Reports....................................................................................... 7
     3.8    No Material Adverse Change........................................................................ 8
     3.9    Absence of Violation.............................................................................. 8
     3.10   Brokers........................................................................................... 8
     3.11   Section 203 Approval; Rights Plan Amendment....................................................... 8

SECTION 4:  REPRESENTATIONS AND WARRANIES OF THE GP AND THE PARTNERSHIP....................................... 8
     4.1    Organization and Good Standing.................................................................... 8
     4.2    Authorization..................................................................................... 8
     4.3    No Conflict....................................................................................... 9
     4.4    Litigation........................................................................................ 9
     4.5    Government Approval............................................................................... 9
     4.6    Stock Ownership................................................................................... 9
     4.7    Broker............................................................................................ 9
     4.8    Investment Representation......................................................................... 9
     4.9    Schedule 13D......................................................................................10

SECTION 5:  CERTAIN POST-CLOSING COVENANTS....................................................................10
     5.1    Self-Tender Offer.................................................................................10
     5.2    Compliance with SEC Rules.........................................................................10
     5.3    Ability of GP and Partnership to Perform..........................................................11
     5.4    Subordination.....................................................................................11

SECTION 6:  BOARD OF DIRECTORS; VOTING OF SHARES..............................................................11
     6.1    Board of Directors................................................................................11

            (a)  Issuance of Preferred Shares.................................................................11
            (b)  Transfer of Voting Securities; Change of Control.............................................11
            (c)  Alternative to Preferred Stock...............................................................11
     6.2    Actions Subject to Approval.......................................................................12
     6.3    Voting by Standstill Persons......................................................................12
            (a)  Obligation...................................................................................12
            (b)  Voting on Directors..........................................................................13
            (c)  Voting on Other Matters......................................................................13
            (d)  Procedure....................................................................................13
            (e)  Irrevocable Proxy............................................................................14
     6.4    Business Combinations.............................................................................14
     6.5    No 13D Groups.....................................................................................14
     6.6    No Voting Trusts or Agreements....................................................................14
     6.7    Proxy Contests....................................................................................14
            (a)  Restriction on Proxy Contests, Etc...........................................................14
            (b)  Termination of Restrictions..................................................................15
            (c)  Operating Income Targets.....................................................................15
            (d)  Management Voting............................................................................16

SECTION 7:  RESTRICTIONS ON OWNERSHIP OF VOTING SECURITIES....................................................16
     7.1    Standstill Percentage.............................................................................16
     7.2    Protective Purchase Option........................................................................16
            (a)  Protective Option............................................................................16
            (b)  Option Period; Price.........................................................................17
            (c)  Exercise of Option...........................................................................17
            (d)  Termination..................................................................................17

SECTION 8:  TRANSFERS BY STANDSTILL PERSONS...................................................................17
     8.1    Tender Offers.....................................................................................17
     8.2    Sales in the Market...............................................................................18
            (a)  Market Sales Option..........................................................................18
            (b)  Rule 144 Sales...............................................................................18
            (c)  Form 144.....................................................................................18
     8.3    Private Sales.....................................................................................18
            (a)  General......................................................................................18
            (b)  Sales of Five Percent or Less................................................................19
            (c)  First Offer Option...........................................................................19
            (d)  First Refusal Rights.........................................................................19
            (e)  Transfers to Third Parties...................................................................20
     8.4    Public Tag-Along Rights...........................................................................21
     8.5    Sales Prohibited During Public Offerings..........................................................21
     8.6    Board Determination...............................................................................21
     8.7    Transfers of Convertible Note.....................................................................21
     8.8    Limits on Partnership Distributions; Ownership....................................................22
     8.9    No Transfer of Rights.............................................................................22
     8.10   No Approval.......................................................................................22
     8.11   Non-Conforming Transfers Void.....................................................................23
     8.12   Legend Removal....................................................................................23

SECTION 9:  REGISTRATION RIGHTS...............................................................................23
     9.1    Registrable Securities; Registration Statement....................................................23
     9.2    Demand Registrations..............................................................................23
     9.3    Participation Registration........................................................................23

     9.4    Obligations of the Company........................................................................24
            (a)  Underwritten Offerings Only..................................................................24
            (b)  Company Obligations..........................................................................24
     9.5    Expenses..........................................................................................25
     9.6    Indemnification...................................................................................25

SECTION 10:  TERMINATION......................................................................................26
     10.1   Termination Following the Closing.................................................................26
     10.2   Application of Section 203 of the Delaware General Corporation Law
            ("Section 203")...................................................................................26

SECTION 11:  MISCELLANEOUS....................................................................................27
     11.1   Survival..........................................................................................27
     11.2   Expenses..........................................................................................27
     11.3   Amendment.........................................................................................27
     11.4   Successor; Assignment.............................................................................27
     11.5   Notices...........................................................................................28
     11.6   Applicable Law....................................................................................28
     11.7   Entire Agreement; Counterparts....................................................................28
     11.8   Section Headings..................................................................................29
     11.9   Public Announcement...............................................................................29
     11.10  Injunctive Relief.................................................................................29
     11.11  Remedies..........................................................................................29
     11.12  Successor General Partners........................................................................29

                                    EXHIBITS
                                    --------



Exhibit A     Form of Convertible Note
Exhibit B     Form of Financial Advisory Agreement
Exhibit C     Form of Opinions of  Keck, Mahin & Cate, and Morris, Nichols,
              Arsht & Tunnell
Exhibit D     Form of Opinion of Kirkland & Ellis
Exhibit E     Certificate of Designation, Preferences and Rights of Preferred
              Stock, Series B
Exhibit F     Form of Irrevocable Proxy

                              INVESTMENT AGREEMENT
                              --------------------



     This Investment Agreement ("Agreement") is entered into this 6th day of June 1996, by and between Market Facts, Inc., a Delaware corporation (the "Company"), MFI Associates, Inc., a Delaware corporation ("MFI"), and MFI Investors L.P., a Delaware limited partnership.

                                  WITNESSETH:
                                  ----------

     WHEREAS, MFI is the sole general partner of the Partnership; and

     WHEREAS, the Partnership desires to make a non-controlling investment in the Company, initially in the form of an $8,250,000 subordinated convertible note, and to purchase shares of preferred stock of the Company; and

     WHEREAS, MFI has the expertise to provide financial advisory services to the Company and, in connection with such investment, has offered to provide such services to the Company; and

     WHEREAS, the Company desires that the Partnership make such investment and that MFI provide such financial advisory services to the Company; and

     WHEREAS, it is the mutual intention of MFI, the Partnership and the Company to enter into certain agreements contained herein governing the terms, conditions, rights and restrictions of such investment;

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the parties hereto do hereby agree as follows:

                             SECTION 1:  DEFINITIONS
                            ------------------------

      1.1 Defined Terms. In addition to the words and terms defined elsewhere in this Agreement, the following words and terms as used in this Agreement shall have the following meanings:

          "Affiliate" shall mean with respect to any person, (i) any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified person, and (ii) any "associate" of such person, as that term is defined in SEC Rule 12b-2. For the purposes of this definition only, "control" when used with respect to any person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling," "controlled by" and "under common control with" shall have meanings correlative to the foregoing.

          "Board of Directors" shall mean the board of directors of the Company.

          "Certificate of Designation" shall have the meaning given to it in
     Section 6.1.

          "Change of Control" shall mean only the occurrence of any of the following:

          (i) MFI ceases to have the sole power and authority to direct or cause the direction of the acquisition, disposition or voting of the Voting Securities beneficially owned by the Partnership;

          (ii) a Competitor becomes a general partner of the Partnership;

          (iii) if at any time after (A) MFI ceases to have the sole power and authority to direct or cause the direction of the acquisition, disposition or voting of the Voting Securities beneficially owned by the Partnership or
     (B) there is a change of control of MFI (as defined in clause iv below), in either case, pursuant to a Change of Control that was approved in writing in advance by the Company, there is a change in control of the GP or other person or persons then having the power and authority to direct or cause the direction of the acquisition, disposition or voting of such Voting Securities (which for purposes of this clause (iii) shall mean the GP or other person or persons who have the power to direct or cause the direction of the management and policies of such person shall cease to have such power); or

          (iv) a change of control of MFI. For purposes of this clause (iv), a change of control of MFI shall mean only the occurrence of any of the following: (A) a Competitor becomes a director, officer or stockholder of MFI, (B) the persons who are the directors of MFI on the date hereof and any Acceptable Directors do not represent a majority of the board of directors of MFI, or (C) the persons who are the stockholders of MFI on the date hereof (or their estates, spouses, children, grandchildren or any trusts established for the benefit of any of such persons of which such stockholder or his spouse is the trustee or such stockholder's children, grandchildren or spouse are the sole beneficiaries) and any Acceptable Stockholders do not collectively have the right to vote 51% or more of the outstanding capital stock of MFI. A person shall be an "Acceptable Director" or an "Acceptable Stockholder" for purposes of this definition if, and only if, MFI has given the Company written notice that MFI intends to make such person a director or stockholder of MFI, as the case may be, and the Board of Directors has not notified MFI in writing within thirty
     (30) days after receiving such notice that such individual is not acceptable to the Board of Directors; provided, however, that the Company agrees that any person who is a stockholder of MFI on the date hereof shall be an Acceptable Director. The aforesaid notice shall not constitute the notice of a Change of Control required by Section 6.1(b), Section 8.3(c),
     Section 8.3(d) or Section 8.4.

          "Closing" and "Closing Date" shall have the meanings given to them in
     Section 2.3.

          "Common Stock" shall mean the common stock, par value $1.00 per share, of the Company.

          "Company" shall mean Market Facts, Inc., a Delaware corporation.

          "Competitor" shall mean any person who is an officer, director or employee of any person listed on the Jack Honomichl list of the 50 largest market research firms in the United States as published annually in Marketing News.

          "Convertible Note" shall mean the convertible subordinated promissory note of the Company, in the principal amount of $8,250,000, to be issued and sold to the Partnership hereunder at the Closing. The form of the Convertible Note is attached hereto as Exhibit A.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute.

          "Executive Officers" shall mean Management Stockholders and, to the extent not included within the group of Management Stockholders, the "Named Executive Officers" of the Company, as defined in Item 402(a)(3)(i) and
     (ii) of SEC Regulation S-K, but the term "Named Executive Officers" shall not include any persons described in Item 402(a)(3)(iii) of such regulation.

          "Fair Market Value" shall have the meaning given to it in Section 8.2.

          "Financial Advisory Agreement" shall mean the financial advisory agreement between the Company and MFI to be entered into at the Closing. The form of the Financial Advisory Agreement is attached hereto as Exhibit B.

          "GP" shall mean the general partner of the Partnership (which on the date of this Agreement is MFI), any additional general partner and any successor, replacement or substitute general partner of the Partnership.

          "Independent Director" shall mean a director of the Company who is not any of the following: (i) an employee or former employee of the Company or any of its subsidiaries, (ii) a Standstill Person, (iii) a stockholder, partner, director, officer or employee of any Standstill Person, or (iv) excluding any person who is a member of the Board of Directors on the date of this Agreement, an agent, contractor or other person (including any provider of financial, accounting, legal or other services to the Company or to a Standstill Person) who has, within the past year, engaged in any transaction or series of transactions with the Company or a Standstill Person in which the amount involved exceeded $60,000 annually or who has a material interest in any person who has engaged in any such transaction or series of transactions.

          "Management Stockholders" shall mean those employees of the Company who are, at the time in question, members of the Board of Directors.

          "MFI" shall mean MFI Associates, Inc., a Delaware corporation.

          "Partnership" shall mean MFI Investors L.P., a Delaware limited partnership, and any successor thereto.

          "Preferred Shares" shall have the meaning given to it in Section
     6.1(a).

          "Public Stockholders" shall mean all stockholders of the Company holding Voting Securities other than Standstill Persons and Executive Officers.

          "Rights Plan" shall mean the Rights Agreement between the Company and First Chicago Trust Company of New York, dated as of July 26, 1989, as amended by the First Amendment to Rights Plan between the Company and First Chicago Trust Company of New York, dated as of June 5, 1996 (the "Rights Plan Amendment"), as the same may be amended or modified from time to time, and any rights plan adopted by the Company in replacement of or substitution therefor.

          "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor statute.

          "SEC" shall mean the U.S. Securities and Exchange Commission.

          "Self-Tender Offer" shall have the meaning given to it in Section 5.1 hereof.

          "Standstill Percentage" shall mean thirty-seven and one-half percent (37.5%) of the total combined voting power of all Voting Securities then outstanding.

          "Standstill Persons" shall mean and include any person who is, at the time in question, any of the following: (i) the Partnership, (ii) the GP,
     (iii) an officer, director or stockholder of the GP (and their respective spouses and children), or (iv) any person for whom any of the foregoing persons has the power to direct or cause the direction of the acquisition, disposition or voting of securities.

          "13D Group" shall mean any group of persons formed for the purpose of acquiring, holding, voting or disposing of Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act because such group beneficially owned Voting Securities representing more than five percent (5%) of the total combined voting power of all Voting Securities then outstanding.

          "Voting Securities" shall mean shares of Common Stock and shares of any other class of capital stock of the Company entitled to vote generally in the election of members of the Board of Directors (but excludes the Preferred Shares).

          "Warrant" shall have the meaning given to it in Section 2.2(c).

      1.2  Other Definitional Provisions.

          (a) The words "Agreement," "hereof," "herein," and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection and Exhibit references are to this Agreement unless otherwise specified.

          (b) All pronouns used in this Agreement shall be deemed to include the masculine, feminine and neuter, and the plural shall be deemed to include the singular, and the singular the plural, whenever necessary or appropriate to effect the intent of this Agreement.

          (c) The word "including" when used in this Agreement shall mean "including, without limitation."

          (d) The word "person" when used in this Agreement shall mean and include natural persons, corporations, partnerships, limited liability companies, unincorporated associations, joint stock companies, joint ventures, trusts, banks and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

      1.3 Beneficial Ownership. All references in this Agreement to beneficial ownership shall mean beneficial ownership determined in accordance with SEC Rule 13d-3. Without limiting the foregoing, any Voting Securities issuable, at the time in question, pursuant to outstanding options, warrants, rights or other conversion privileges (including the Convertible Note and/or the Warrant and any Voting Securities that the Partnership has the right to purchase pursuant to
Section 7.2) shall be deemed to be owned by the beneficial owner of such securities and shall be deemed to be outstanding for the purpose of computing the beneficial ownership of Voting Securities of such person at any time when such options, warrants, rights or other conversion privileges are exercisable by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the ownership of Voting Securities by any other person.

                    SECTION 2:  INVESTMENT BY THE PARTNERSHIP
                    -----------------------------------------

      2.1 Purchase and Sale of Convertible Note, Preferred Shares. Subject to the terms and conditions hereof, at the Closing, the Company will issue and sell to the Partnership, and the Partnership will purchase from the Company, the Convertible Note for a purchase price of $8,250,000 (the "Purchase Price"), and the Preferred Shares in consideration of the payment of $100 and the agreement of the Partnership to purchase the Convertible Note.

      2.2  Convertible Note.

          (a) Maturity. The Convertible Note will mature on the tenth (10th) anniversary of the Closing Date (the "Maturity Date"), and on such date, or upon any accelerated maturity, the full amount of principal then outstanding, and all accrued and unpaid interest thereon, shall be due and payable.

          (b) Interest. Interest on the Convertible Note shall be payable as provided in the Convertible Note.

          (c) Prepayment. The Company may not prepay all or any portion of the outstanding principal amount of the Convertible Note at any time prior to the Maturity Date without the prior written consent of the holder of the Convertible Note, unless the Company shall issue at the time of any such prepayment a warrant to purchase for the conversion price (as stated in the Convertible Note) at any time before the Maturity Date that number of shares of Common Stock into which that portion of the outstanding principal of the Convertible Note sought to be prepaid is then convertible ("Warrant").

          (d) Subordination. The Convertible Note shall be subordinated to other indebtedness of the Company on the terms set forth in the Convertible Note.

          (e) Conversion. The Convertible Note shall be convertible into shares of Common Stock on the terms set forth in the Convertible Note.

      2.3 Closing. The closing of the purchase and sale of the Convertible Note contemplated hereby (the "Closing") shall take place on the date hereof, at the offices of Keck, Mahin & Cate, Chicago, Illinois at 10:00 a.m. local time, or at such other date, time or place as may be mutually agreed upon by the parties hereto. The date on which the Closing shall occur is referred to herein as the "Closing Date".

      2.4 Closing Deliveries. At the Closing, the parties shall make the deliveries described in this Section 2.4.

          (a) The Company shall deliver:

               (i) to the Partnership, the Convertible Note, duly executed by the Company, and the Preferred Shares;

               (ii) to the GP and the Partnership, the written opinions, dated the Closing Date, of Keck, Mahin & Cate and Morris, Nichols, Arsht & Tunnel, counsel to the Company in the form attached as Exhibit C; and

               (iii) to MFI, the Financial Advisory Agreement, duly executed by the Company.

          (b) The Partnership and the GP shall deliver to the Company:

               (i) the Purchase Price, plus the sum of $100, in immediately available funds by wire transfer to an account designated by the Company;

               (ii) the written opinion, dated the Closing Date, of Kirkland & Ellis, counsel to the GP and the Partnership in the form attached as Exhibit D;

               (iii) the Financial Advisory Agreement, duly executed by MFI; and

               (iv) the irrevocable proxy described in Section 6.3(e).

            SECTION 3:  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
            ---------------------------------------------------------

     The Company hereby represents and warrants to the GP and the Partnership as follows:

      3.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to date, the Rights Plan and the Rights Plan Amendment have been delivered to the Partnership.

      3.2 Authorization. The Company has all necessary corporate power and authority to enter into and perform its obligations under each of this Agreement, the Convertible Note and the Financial Advisory Agreement. Each of this Agreement, the Convertible Note and the Financial Advisory Agreement has been duly authorized, executed and delivered by the Company pursuant to all necessary corporate authorization and is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally. The Preferred Shares have been duly authorized and are validly issued, fully-paid and nonassessable and are entitled to the rights as set forth in the Certificate of Designation. The Voting Securities issuable to the Partnership upon conversion of the Convertible Note will be validly issued, fully-paid and nonassessable when issued in accordance with the provisions thereof. If any Warrant is issued by the Company, any shares of Voting Securities issuable thereunder will, upon issuance, be validly issued, fully-paid and nonassessable.

      3.3 Capitalization. The authorized capital stock of the Company consists of 500,000 shares of preferred stock, no par value, of which no shares are outstanding (other than the Preferred Shares being issued on the date hereof), and 5,000,000 shares of Common Stock, of which 2,000,769 shares are issued and outstanding on the date hereof. All of the outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. Except for the Rights Plan and such number of shares of Common Stock as may be issuable pursuant to the conversion of the Convertible Note, and except as provided in this Agreement, the Company does not have any outstanding subscriptions, options, warrants, rights (pre-emptive or otherwise) or other agreements or commitments of any character obligating the Company to issue or sell shares of its capital stock or securities or obligations convertible into, or exchangeable for, any shares of its capital stock.

      3.4 No Conflict. The execution and delivery of this Agreement, the Convertible Note and the Financial Advisory Agreement by the Company do not, and the performance by the Company of its obligations hereunder (including the issuance of the Preferred Shares) and thereunder will not, conflict with, result in a breach of, or constitute a default under, the certificate of incorporation or bylaws of the Company, each as amended to the date hereof, or the terms of any material agreement or instrument to which the Company or any of its subsidiaries is a party or by which it is bound, or any material order, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries.

      3.5 Litigation. There is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body involving the Company or any of its subsidiaries which would have a material adverse effect on the Company, its financial condition or results of operations or which would adversely affect the ability of the Company to perform its obligations under this Agreement or which questions the validity of this Agreement.

      3.6 Government Approval. The execution and delivery of this Agreement, the Convertible Note and the Financial Advisory Agreement by the Company do not, and the performance by the Company of its obligations hereunder (including the issuance of the Preferred Shares) and thereunder will not, require the Company to obtain any authorization, consent, approval, exemption or action of, or make any material filing with or give any notice to, any court or administrative or governmental body or any other person pursuant to the certificate of incorporation or bylaws of the Company or any law, statute, rule, regulation, judgment or decree, or any material agreement, permit, license or instrument, to which the Company is subject, except for the requisite Exchange Act filings with the SEC in connection with the Self-Tender Offer.

      3.7 SEC Reports. The Company has previously delivered to the Partnership true and complete copies of Company's Annual Reports on SEC Form 10-K for the fiscal years ended December 31, 1994 and 1995, the Company's Quarterly Report on SEC Form 10-Q for the quarterly period ended March 31, 1996, and the Company's Notice of Annual Meeting and Proxy Statement relating to the annual meeting of stockholders held April 24, 1996 (the "SEC Reports"). All reports required to be filed by the Company with the SEC for such periods and to the present have been timely and properly filed. None of the SEC Reports, including the financial statements therein, contain as of their respective dates any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary in order to make the statements contained therein, in light of circumstances under which they were made, not misleading.

      3.8 No Material Adverse Change. There has been no material adverse change in the financial condition, results of operations or business prospects of the Company since March 31, 1996.

      3.9 Absence of Violation. The Company is not in violation in any material respect of its certificate of incorporation or bylaws.

      3.10 Brokers. The Company has not employed any investment banker, consultant, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except for Schroder Wertheim & Co., Inc., whose fees will be paid by the Company.

      3.11  Section 203 Approval; Rights Plan Amendment.  The Board of
Directors has (i) "approved" (as that term is used in Section 203 of the Delaware General Corporation Law) the issuance of the Convertible Note and the Preferred Shares to the Partnership, the shares of Common Stock issuable to Standstill Persons upon conversion of the Convertible Note, the acquisition by Standstill Persons of additional shares of Common Stock up to the Standstill Percentage and all other transactions contemplated hereby pursuant to which Standstill Persons become an "interested stockholder" (subject to the provisions of Section 10.2), and (ii) adopted the Rights Plan Amendment, which permits the Standstill Persons in the aggregate to become the beneficial owners of up to 37.5% of the Common Stock then outstanding, subject to reduction as provided in the definition of MFI Investors' Percentage set forth in the Rights Plan Amendment, without becoming an Acquiring Person (as defined in the Rights Plan).

            SECTION 4:  REPRESENTATIONS AND WARRANTIES OF THE GP AND
            --------------------------------------------------------
                                THE PARTNERSHIP
                                ---------------

     The GP and the Partnership, jointly and severally, hereby represent and warrant to the Company as follows:

      4.1 Organization and Good Standing. The GP is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and the Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware. MFI is the sole general partner of the Partnership as of the date hereof. The GP has and will at all times hereunder have all power and authority to direct or cause the direction of the acquisition, disposition and voting of the shares of Voting Securities beneficially owned by the Partnership, and the limited partners do not and will not at any time hereunder have or share such power. The GP has furnished to the Company (i) true and complete copies of the certificate of incorporation and bylaws of the GP and the partnership agreement of the Partnership, each as amended to date, and (ii) a list of persons who, as of the date hereof, are (A) the limited partners of the Partnership, and (B) the officers, directors and stockholders (and their percentage stockholdings) of the GP.

      4.2 Authorization. Each of the GP and the Partnership has all necessary corporate or partnership (as applicable) power and authority to enter into this Agreement, and in the case of the GP, the Financial Advisory Agreement, and to perform its respective obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by each of the GP and the Partnership, and the Financial Advisory Agreement has been duly authorized, executed and delivered by the GP, in each case pursuant to all necessary corporate or partnership authorization. This Agreement is the legal, valid and binding obligation of the

GP and the Partnership, and the Financial Advisory Agreement is the legal, valid and binding obligation of the GP, enforceable against them in accordance with their respective terms, except as enforcement may be limited by equitable principles limiting the right to obtain specific performance or other equitable remedies, or by applicable bankruptcy or insolvency laws and related decisions affecting creditors' rights generally.

      4.3 No Conflict. The execution and delivery of this Agreement by each of the GP and the Partnership does not, and the execution and delivery of the Financial Advisory Agreement by the GP does not, and the performance by each of them of their respective obligations hereunder and thereunder will not, conflict with, result in a breach of, or constitute a default under, the certificate of incorporation, bylaws, partnership agreement or other organizational instrument, each as amended to the date hereof, of either of them, or the terms of any material agreement or instrument to which either the GP or the Partnership, is a party or by which either of them is bound, or any material order, decree, statute, rule or regulation applicable to either of the GP or the Partnership.

      4.4 Litigation. There is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body involving the GP or the Partnership which would have a material adverse effect on the financial condition or results of operations of either of them or which would adversely affect the ability of either of them to perform their respective obligations under this Agreement or the Financial Advisory Agreement or which questions the validity of this Agreement or the Financial Advisory Agreement.

      4.5 Government Approval. The execution and delivery of this Agreement by each of the GP and the Partnership does not, and the execution and delivery of the Financial Advisory Agreement by the GP does not, and the performance by each of them of their respective obligations hereunder and thereunder will not, require either of the GP or the Partnership to obtain any authorization, consent, approval, exemption or action of, or make any material filing with or give any notice to, any court or administrative or governmental body or any other person pursuant to the certificate of incorporation or bylaws of the GP, the partnership agreement of the Partnership, or any law, statute, rule, regulation, judgment or decree, or any material agreement, permit, license or instrument, to which either of them is subject, except a Schedule 13D filing with the SEC.

      4.6 Stock Ownership. As of immediately prior to the Closing, none of the Standstill Persons beneficially owns any shares of capital stock of the Company.

      4.7 Broker. Neither the GP nor the Partnership nor any of their respective Affiliates, officers, directors, employees or agents has employed any investment banker, consultant, broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

      4.8 Investment Representation. Each of the officers and directors of the GP and each person who is a limited partner of the Partnership on the date hereof has, and each person who is admitted to the Partnership as a partner in the future will have, such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of the purchase of the Convertible Note, the shares of Common Stock into which the Convertible Note is convertible and the Preferred Shares. The Partnership acknowledges that (i) none of the Convertible Note, the shares of Common Stock into which the Convertible Note is convertible or the Preferred Shares have been or will be registered under the Securities Act or any state securities laws and all of such securities will be issued to the Partnership in reliance upon exemptions from registration, (ii) the Preferred Shares shall bear a restrictive legend to such effect, and (iii) the shares of Common Stock into which the Convertible Note is convertible, if and when issued, shall bear the restrictive legend set forth in the Convertible Note. The Partnership is acquiring the Convertible Note and the Preferred Shares, and will acquire the shares of Common Stock into which the Convertible Note is convertible, for its own account for investment purposes only and not with a view toward the distribution thereof or with any intention to distribute or resell the Convertible Note, the shares of Common Stock into which the Convertible Note is convertible or the Preferred Shares. The Partnership will not offer to sell, sell or otherwise transfer the Convertible Note, any of the shares of Common Stock into which the Convertible Note is convertible, the Preferred Shares or any interest in the Partnership in violation of any applicable securities laws. The Partnership acknowledges that during the course of the negotiation of this Agreement, it and its representatives and advisors have had the opportunity to ask questions of and receive answers from the Company to the extent that the Partnership has deemed necessary, and have had access to or have received all written documentation and other information deemed necessary by the Partnership for the purpose of evaluating the Company, the purchase of the Convertible Note, the purchase of the Preferred Shares and the transactions contemplated by this Agreement. In entering into this Agreement, the Partnership has relied solely upon its own investigation and analysis, its knowledge of the industry in which the Company conducts its business and the representations and warranties of the Company expressly set forth in this Agreement, and not upon any other representations, warranties or statements of any kind. Each of the partners of the Partnership is, and each person who is admitted to the Partnership as a partner in the future will be, an "accredited investor" within the meaning given to that term under SEC Regulation D. The Partnership will not take any actions that would cause the Company's offer, sale or issuance of the Convertible Note, the shares of Common Stock into which the Convertible Note is convertible or the Preferred Shares to fail to qualify for any available exemption from the registration requirements under any applicable securities laws.

      4.9 Schedule 13D. The GP and the Partnership have furnished to the Company a form of Schedule 13D, completed to reflect the transactions contemplated hereby, which shall be filed with the SEC by the GP and the Partnership at the time prescribed by applicable SEC rules and regulations in substantially the form heretofore furnished to the Company.

                   SECTION 5:  CERTAIN POST-CLOSING COVENANTS
                   ------------------------------------------

      5.1 Self-Tender Offer. As soon as practicable, but in any event not later than five (5) business days, following the date hereof, the Company shall commence an offer to purchase for its own account a minimum of 569,000 shares of Common Stock for a purchase price of $14.50 per share (the "Self-Tender Offer"). In the Self-Tender Offer, the Company may, in its sole discretion, offer to purchase and purchase for its own account more than 569,000 shares and, in such event, the Self-Tender Offer for shares in excess of 569,000 may be conditioned upon the receipt by the Company of bank or other institutional financing on terms and in an amount satisfactory to the Company in its sole discretion. Following consummation of the Self-Tender Offer, the Company shall be under no obligation hereunder to offer to purchase any additional shares of Common Stock.

      5.2 Compliance with SEC Rules. None of the Standstill Persons has taken any action in violation of SEC Rule 14e-3 with respect to the Self-Tender Offer (provided that the acquisition by the Partnership of the Convertible Note and the shares of Common Stock issuable upon conversion thereof shall not be deemed a violation of this Section 5.2), and from and after the date hereof through and including the tenth (10th) business day following the expiration date (including any extensions thereof) of the Self-Tender Offer, neither the GP nor the Partnership will, and the GP and the Partnership shall cause the other Standstill Persons not to, directly or indirectly, bid for or purchase, place any order to sell or sell, or otherwise conduct or cause to be conducted any trading or appearance of trading in any Common Stock or any right to acquire any Common Stock or any security convertible into or exchangeable for any Common Stock, or make any arrangement with respect to any of the foregoing with any person, or otherwise take any action in violation of the Exchange Act or the applicable rules thereunder.

      5.3 Ability of GP and Partnership to Perform. The GP and the Partnership hereby represent to the Company that each of them has, and covenant with the Company that each of them will have at all times during which any obligations of Standstill Persons are in effect, all necessary corporate or partnership (as the case may be) power, authority and ability to cause the other Standstill Persons to perform the obligations of Standstill Persons set forth in this Agreement.

      5.4 Subordination. The Partnership shall agree to the amendment of the subordination terms of the Convertible Note to the extent reasonably required by the provider of the Company's financing described in Section 5.1; provided that the Company shall pay any fees and expenses reasonably incurred by the Partnership or the GP in connection with such request (including all reasonable attorneys' fees).

                SECTION 6:  BOARD OF DIRECTORS; VOTING OF SHARES
                ------------------------------------------------

      6.1  Board of Directors.

          (a) Issuance of Preferred Shares. At the Closing, in consideration of the payment to the Company by the Partnership of the sum of One Hundred Dollars ($100.00) and the agreement of the Partnership to purchase the Convertible Note, the Company shall issue and sell to the Partnership one hundred (100) shares of preferred stock, no par value (the "Preferred Shares"), having the designations, preferences, rights, qualifications and restrictions set forth in the Certificate of Designation, Preferences and Rights of Preferred Stock, Series B, in the form attached hereto as Exhibit E, and entitling the Partnership to elect directors in accordance with the provisions thereof ("Certificate of Designation").

          (b) Transfer of Voting Securities; Change of Control. The rights of the Partnership under the Preferred Shares shall inure only to the benefit of the Partnership and may not be transferred without the prior written consent of the Company. All of the Partnership's rights, and all of the Company's obligations under, the Preferred Shares shall terminate upon the occurrence of a Change of Control, unless otherwise agreed in writing by the Company in advance of such Change of Control, as provided in the Certificate of Designation. The Partnership shall give the Company prompt written notice of any change in the number of shares of Voting Securities beneficially owned by it that would affect the number of directors that the Partnership, as holder of the Preferred Shares, is entitled to elect, and of any Change of Control.

          (c) Alternative to Preferred Stock. In the event that the Preferred Shares do not provide the Partnership with the voting rights set forth in the Certificate of Designation, then the Board of Directors shall use reasonable efforts, consistent with its fiduciary duties, to nominate as directors the persons designated by the Partnership (so as to implement the Partnership's rights to elect directors in accordance with and subject to all of the terms, conditions and provisions set out in the Certificate of Designation). In such event, Standstill Persons may vote all of their shares of Voting Securities for such nominees designated by the Partnership and may solicit proxies in support of their election, and the Company, subject to the exercise of the fiduciary duties of the Board of Directors, will use reasonable efforts to have such nominees elected to the Board of Directors. For the avoidance of doubt, so long as the Partnership has the right to elect directors pursuant to and as provided in the Certificate of Designation, the Company shall have no obligations under this Section 6.1(c).

      6.2 Actions Subject to Approval. For so long as (i) the Partnership shall not have at any time beneficially owned less than 285,000 shares of Voting Securities (or an equivalent amount, in the event that the Company effects a subdivision, combination or reclassification of the Voting Securities), (ii) the Partnership shall have the right to elect, and shall have actually elected, at least one (1) director, and (iii) a Change of Control has not occurred, the Company shall not take any of the following actions unless at least one (1) director elected by the Partnership shall have voted in favor of such action:

          (i) the acquisition (including by merger, consolidation, purchase of stock or assets or otherwise) by the Company of another company or a business involving consideration, the fair market value of which, determined in good faith by the Board of Directors, is $1,000,000 or more;

          (ii) the incurrence of bank or other institutional indebtedness (other than such indebtedness of the Company existing on the Closing Date or contemplated hereby, and any amendments, modifications or extensions thereof), unless, before entering into any commitment or agreement relating thereto, the Company first gives the GP a reasonable opportunity to assist the Company by identifying and arranging alternative sources of financing on terms superior, in the judgment of the Company, to such indebtedness;

          (iii) the sale or other disposition (whether in one transaction or a series of related transactions) other than in the ordinary course of business of any single Company tangible asset (or group of related tangible assets) for consideration in excess of $100,000 (provided, however, that in no event shall the approval provided for in this Section 6.2 be required for a sale of all or substantially all of the assets of the Company (including by merger, consolidation, purchase or sale of stock or assets or otherwise));

          (iv) any amendment of the certificate of incorporation or bylaws of the Company, unless such amendment is necessitated by an action described in this Section 6.2 and previously approved in accordance with this Section 6.2, if such amendment would adversely affect the rights of Standstill Persons under this Agreement;

          (v) the declaration by the Company of "extraordinary" dividends (i.e., dividends in excess of one hundred fifty percent (150%) of the prior year's annual dividend) and dividends that have not been approved by a committee of Independent Directors (excluding any (i) dividends on any securities issued pursuant to any Rights Plans and (ii) any amendment to the Rights Plan or the adoption of any substitution or replacement thereof, unless any such amendment or substitute or replacement plan would lower the MFI Investors' Percentage (as defined in the Rights Plan Amendment) or otherwise repeal or modify the amendments to the Rights Plan adopted in the Rights Plan Amendment); and

          (vi) increases in the compensation of employees whose annual cash compensation (treating restricted stock awards as cash compensation) exceeds $150,000 (unless such increases have been approved by a compensation committee of the Board of Directors consisting of Independent Directors).

      6.3  Voting by Standstill Persons.

          (a) Obligation. The Partnership shall, and the GP and the Partnership shall cause each other Standstill Person to, vote all Voting Securities entitled to be voted by such persons in accordance with the provisions of this Section 6.3.

          (b) Voting on Directors. On the election (or removal) of directors (other than directors elected by the Partnership as holder of the Preferred Shares or pursuant to Section 6.1(c)), all Voting Securities entitled to be voted by Standstill Persons shall be voted proportionally in accordance with the total number of affirmative or negative votes cast by the Public Stockholders in such election (or removal). On any stockholder vote on the removal of a director elected by the Partnership pursuant to the Preferred Shares (or Section 6.1(c)), Standstill Persons shall be entitled to vote in their discretion all Voting Securities entitled to be voted by them.

          (c) Voting on Other Matters. On all matters submitted to a vote of holders of Voting Securities (other than the election or removal of directors), Standstill Persons shall (i) be entitled to vote in their discretion that number of Voting Securities entitled to be voted by them equal to 19.9% of the total combined voting power of all Voting Securities then outstanding, and (ii) vote proportionally, in accordance with the total number of affirmative or negative votes cast by the Public Stockholders on any such matter, that number of Voting Securities entitled to be voted by Standstill Persons in excess of 19.9% of the total combined voting power of all Voting Securities then outstanding.

          (d) Procedure.

               (i) To effectuate the voting requirements set forth in this
     Section 6.3, the Partnership agrees that it shall, and the GP and the Partnership shall cause all other Standstill Persons to:

                    (A) vote on all matters submitted to the vote of holders of Voting Securities using a special form of proxy to be furnished by the Company (if such form of proxy is timely furnished to the Partnership) pursuant to which Standstill Persons shall give written instructions as to the manner in which those shares permitted hereunder to be voted in the discretion of Standstill Persons shall be voted, together with instructions that all other shares entitled to be voted by Standstill Persons shall be voted in accordance with the applicable provisions of this Section 6.3; and

                    (B) not vote or permit to be voted any shares of Voting Securities entitled to be voted by them in "street" or other nominee name or on any proxy other than the special form of proxy referred to in Section 6.3(d)(i)(A).

               (ii) The Partnership shall deliver to the Company, prior to any vote by the holders of Voting Securities, a list of all Standstill Persons, the number of shares of Voting Securities beneficially owned by each Standstill Person and the record holder of all such shares if the number of shares beneficially owned by any Standstill Person has changed from the amount reported in the Schedule 13D (as amended) filed by Standstill Persons or such Schedule 13D does not name all of the record holders of such shares.

               (iii) The Company shall give to the Partnership written notice of the votes cast by the Public Stockholders and the manner in which the votes cast by Standstill Persons were calculated for purposes of the voting of the special proxy referred to in this Section 6.3(d) in accordance with the voting requirements of this Section 6.3.

          (e) Irrevocable Proxy. In order to secure the obligation of the Partnership to vote in accordance with the provisions hereof, the Partnership is delivering to the Company on the date hereof an irrevocable proxy in the form attached hereto as Exhibit F.

      6.4 Business Combinations. Neither the GP nor the Partnership shall, and the GP and the Partnership shall cause the other Standstill Persons not to, initiate, propose, encourage or otherwise solicit or participate in any form of business combination or similar transaction involving the Company, including a merger, consolidation, exchange offer or sale or liquidation of the Company's assets, or any form of restructuring, recapitalization or similar transaction with respect to the Company (a "Business Combination"), without the prior approval of a majority of the Board of Directors; provided, that discussion by a director of the Company elected by the Partnership with other directors of the Company, all such directors acting in their fiduciary capacities as directors, of a Business Combination presented to the Board of Directors shall not constitute a violation of this Section 6.4. If a majority of the Board of Directors shall approve a Business Combination, Standstill Persons may participate therein on terms no less advantageous than those offered to any other stockholder of the Company (in its capacity as a stockholder).

      6.5 No 13D Groups. Neither the GP nor the Partnership shall, and the GP and the Partnership shall cause the other Standstill Persons not to, directly or indirectly, participate in, act in concert with or encourage the formation of any 13D Group, or otherwise act in concert with any other persons, for the purpose of acquiring, holding, voting or disposing of, or seeking or offering to acquire, hold, vote or dispose of Voting Securities or rights to acquire Voting Securities, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act, except as and to the extent specifically permitted by Section 6.7(b). Notwithstanding the foregoing, the acquisition, disposition and voting of Voting Securities by Standstill Persons to the extent specifically permitted by this Agreement shall not constitute the formation of a 13D Group for purposes of this Section 6.5.

      6.6 No Voting Trusts or Agreements. Neither the GP nor the Partnership shall, and the GP and the Partnership shall cause the other Standstill Persons not to, deposit any Voting Securities in a voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of such Voting Securities, except as provided for in Section 6.3 of this Agreement and except for any agreement solely among the stockholders of MFI and/or among the other Standstill Persons to the extent necessary to comply with their obligations under this Agreement.

      6.7  Proxy Contests.

          (a) Restriction on Proxy Contests, Etc. Neither the GP nor the Partnership shall, and the GP and the Partnership shall cause the other Standstill Persons not to, (i) initiate, propose, encourage or participate in any "solicitation" of "proxies" (as such terms are defined in SEC Regulation
14A) (other than for the nominees to the Board of Directors designated by the Partnership in accordance with the provisions of Section 6.1(c)), including action by written consent, (ii) become a "participant" in any "election contest" (as such terms are defined or used in SEC Rule 14a-11) with respect to the Company, nominate any person for election as a director (other than directors nominated by the Partnership as holder of the Preferred Shares or nominated by the Partnership pursuant to Section 6.1(c)), or seek to advise, encourage or influence any person with respect to the voting of any Voting Securities of the Company (provided that no Standstill Person shall be deemed to be a "participant" by reason of being a Partnership designee to the Board of Directors pursuant to Section 6.1(c)) or soliciting proxies for the election of such person, or (iii) initiate, propose or otherwise solicit or participate in the solicitation of any stockholder for the approval of one or more stockholder proposals with respect to the Company (as described under SEC Rule 14a-8), or encourage any other person to initiate any stockholder proposal relating to the Company.

          (b) Termination of Restrictions. If the Company shall fail to meet an Operating Income Target (as described in Section 6.7(c)), and if and for so long as there has been no material breach of any provision of this Agreement that is continuing by any Standstill Person, as the sole consequence of the Company's failure to meet an Operating Income Target, the restrictions contained in
Section 6.7(a) shall cease to apply and Standstill Persons shall be entitled to take any action described in Section 6.7(a) until such time as the Company shall have met an Operating Income Target for a later year in the prescribed year; provided, however, that all shares of Voting Securities entitled to be voted by Standstill Persons in any such action submitted to a vote of holders of Voting Securities (including an election or removal of directors) shall be voted in accordance with the voting provisions set forth in Section 6.3(c). The provisions of this Section 6.7(b) shall become effective from and after December 31, 1997.

          (c) Operating Income Targets. For purposes of this Section 6.7, the Company's annual operating income target for the year ending December 31, 1996 shall be $5,714,500 (calculated as 110% of the Company's 1995 operating income of $5,195,000 (rounded)), and thereafter, for the duration of this Agreement, shall be an amount equal to 110% of the prior year's Operating Income Target. The amounts set forth below shall constitute the Operating Income Targets for the years ending December 31, 1996 through 2005, and all Operating Income Targets for years subsequent to the year 2005 shall be calculated in a manner consistent with the calculation of the following Operating Income Targets:

          Year Ending December 31,            Operating Income Target
          ------------------------            -----------------------

               1996                                 $ 5,714,500
               1997                                   6,285,950
               1998                                   6,914,545
               1999                                   7,605,999
               2000                                   8,366,599
               2001                                   9,203,259
               2002                                  10,123,585
               2003                                  11,135,944
               2004                                  12,249,538
               2005                                  13,474,492

For purposes of calculating compliance with an annual Operating Income Target, "operating income" shall mean the Company's "income from operations" reflected in its audited consolidated statement of earnings for the relevant year (which shall, in any case, be delivered at least forty-five (45) days prior to the Company's annual meeting), and determined in a manner (and, if necessary, adjusted to be) consistent with the presentation and accounting treatment for such items of income and expense set forth in the Company's audited financial statements for its 1995 fiscal year, plus or minus, for any such year, the Company's proportionate share of any realized operating income or loss attributable to any unconsolidated businesses or joint ventures of the Company or any of its subsidiaries but (without double counting) only to the extent otherwise reported or reflected in the Company's audited financial statements. It shall not be a violation of this Agreement for Standstill Persons to give to the Company notice of a proposed director nominee(s) prior to receipt of the Company's audited financial statements so long as such nominee(s) shall be withdrawn by such Standstill Persons promptly following issuance of the Company's audited financial statements if the Company shall have met the applicable Operating Income Target.

          (d) Management Voting. If, to the extent permitted by Section 6.7(b), any of the actions described in Section 6.7(a) shall be taken by one or more Standstill Persons, the Company shall require the Management Stockholders to comply with the following voting requirements, including (i) by obtaining the written agreement of the Management Stockholders to vote in accordance with this
Section 6.7(d) and, (ii) if and when the provisions of this Section 6.7(d) shall come into effect, by instituting voting procedures for the Management Stockholders comparable to those described in Section 6.3(d). In such event, the Management Stockholders shall (i) be entitled to vote in their discretion that number of Voting Securities entitled to be voted by them equal to 19.9% of the total combined voting power of all Voting Securities then outstanding, and
(ii) vote proportionally, in accordance with the total number of affirmative or negative votes cast by the Public Stockholders on any such matter, that number of Voting Securities entitled to be voted by the Management Stockholders in excess of 19.9% of the total combined voting power of all Voting Securities then outstanding.

           SECTION 7:  RESTRICTIONS ON OWNERSHIP OF VOTING SECURITIES
           ----------------------------------------------------------

      7.1 Standstill Percentage. The GP and the Partnership shall not, and they shall cause the other Standstill Persons not to, permit the total beneficial ownership of Voting Securities of all Standstill Persons collectively to at any time exceed the Standstill Percentage; provided, however, that the GP and the Partnership shall not be in violation of the provisions of this Section
7.1 solely as a result of a reduction in the number of shares of Voting Securities then outstanding due to the repurchase of shares of Voting Securities by the Company, unless and until such time as the Standstill Persons shall purchase or otherwise become the beneficial owner of any additional shares of Voting Securities; and, provided further, that the GP and the Partnership shall, and the GP and the Partnership shall cause the other Standstill Persons to, at all times vote any shares of Voting Securities held by Standstill Persons in excess of the Standstill Percentage as a result of any such repurchases in accordance with the provisions of Section 6.3. For the avoidance of doubt, for purposes of this Section 7, beneficial ownership shall be calculated in accordance with Section 1.3.

      7.2  Protective Purchase Option.

          (a) Protective Option. If at any time during the term of this Agreement, the Company issues any equity securities (or any securities convertible, exchangeable or exercisable for any equity security) including shares of Voting Securities ("Equity Securities") for any reason to any person (an "Issuance"), the Company shall promptly give notice of such Issuance to the Partnership. With respect to each such Issuance, the Partnership shall have the right (the "Protective Option") to purchase from the Company an amount of such Equity Securities so that, after exercising its Protective Option, the number of shares of Equity Securities purchased by the Partnership pursuant to its Protective Option is equal to (i) the Protected Percentage, multiplied by (ii) the sum of (x) the number of shares issued in such Issuance, plus (y) the number of shares issued with respect to the Protective Option. "Protected Percentage" is equal to the lesser of (A) the Standstill Percentage, and (B) the percentage of the total number of shares of Voting Securities beneficially owned by the Partnership immediately prior to such Issuance (ignoring for purposes of this calculation any beneficial ownership attributable solely to the Partnership's Protective Option with respect to such Issuance). For the avoidance of doubt, the calculation of the Protective Option may also be expressed by the following formula: Protective Option = Protected Percentage X (Issuance + Protective Option). For example, if the number of shares of Equity Securities issued by the Company is 1,000,000 and the Protected Percentage is 37.5%, the number of shares of Equity Securities which may be purchased by the Partnership pursuant to the Protective Option is 600,000, calculated as follows (600,000 = .375 X (1,000,000 + 600,000). Notwithstanding the above, the Partnership's right to purchase Equity Securities pursuant to this Section 7.2 shall be limited (and not exercisable) to the extent that such purchase would cause the total beneficial ownership of Voting Securities of all of the Standstill Persons collectively to exceed the Standstill Percentage. For purposes of this Section 7.2, an Issuance shall not include (i) a registered public offering of securities in which the Partnership is a selling securityholder, (ii) any transaction in which Equity Securities are issued pro rata to all stockholders of any class of outstanding Equity Securities of the Company (including any stock dividend) to the extent that the Partnership participates in such distribution on the basis of its beneficial ownership of Equity Securities, (iii) any Equity Securities issued pursuant to the Rights Plan, (iv) the issuance by the Company of any options or other rights to acquire Equity Securities, but shall include the issuance by the Company of such Equity Securities upon the actual exercise of such options or other rights,
(v) the issuance by the Company of any convertible securities, options or other rights to acquire Common Stock, but shall include the issuance by the Company of such Common Stock upon the actual conversion or exercise of such convertible securities, options or other rights, or (vi) the issuance by the Company of Common Stock upon the conversion of the Convertible Note.

          (b) Option Period; Price. Each Protective Option shall be in effect for a period of ninety (90) days following receipt by the Partnership of written notice of the consummation of such Issuance, which notice shall be sent by the Company to the Partnership not later than ten (10) business days following consummation of the Issuance. The price per share for the shares of Equity Securities to be issued and sold pursuant to the exercise of a Protective Option shall be the issuance price for such shares of Equity Securities issued and sold by the Company in the Issuance, which in the case of the issuance of shares of Equity Securities for a consideration other than cash shall be the fair market value of such consideration as determined in good faith by the Board of Directors of the Company and, in the case of transactions involving total non-cash consideration in excess of Five Million Dollars ($5,000,000), such value shall, at the request of the Partnership, be confirmed by an investment banker acceptable to the parties acting reasonably.

          (c) Exercise of Option. The Partnership may exercise a Protective Option by giving written notice thereof to the Company within the ninety (90) day period in which the Protective Option is in effect. The Protective Option may be exercised for all or a part of the shares of Equity Securities represented by the Protective Option. The purchase price payable upon exercise of a Protective Option shall be paid to the Company within five (5) business days following notice of exercise of the Protective Option, at which time the Company shall deliver to the Partnership certificates or other instruments evidencing the Equity Securities.

          (d) Termination.  The obligations of the Company under this Section
7.2 shall terminate upon the first to occur of (i) a Change of Control, unless otherwise agreed in writing by the Company in advance of such Change of Control and, (ii) the date on which the Partnership shall beneficially own less than five percent (5%) of the total combined voting power of all Voting Securities then outstanding.

                   SECTION 8:  TRANSFERS BY STANDSTILL PERSONS
                   -------------------------------------------

      8.1 Tender Offers. Neither the GP nor the Partnership shall, and the GP and the Partnership shall cause the other Standstill Persons not to, (i) initiate, participate in or encourage any third party tender offers to purchase or exchange ("Tender Offer") shares of Voting Securities without the prior approval of the Board of Directors of the Company (except that the Partnership may initiate and encourage Tender Offers on its own behalf so long as the consummation thereof would not violate the provisions of Section 7.1), or (ii) tender any shares of Voting Securities beneficially owned by such Standstill Person into any Tender Offer which the Board of Directors has recommended be rejected by the Company's stockholders unless, in connection with such Tender Offer, the Board of Directors has voted to redeem rights issued by the Company pursuant to the Rights Plan or the Management Stockholders refuse to agree not to tender any shares of Voting Securities beneficially owned by them into such Tender Offer.

      8.2  Sales in the Market.

          (a) Market Sales Option. Neither the GP nor the Partnership shall, and the GP and the Partnership shall cause the other Standstill Persons not to, transfer shares of Voting Securities pursuant to the provisions of SEC Rule 144 without having first given to the Company five (5) days' prior notice before each initial filing by a selling Standstill Person of a Form 144, specifying an aggregate number of shares proposed to be sold under SEC Rule 144 (the "Rule 144 Shares"). The Company shall have the option to purchase the Rule 144 Shares (a "Market Sales Option") within five (5) days following receipt of such notice at a purchase price equal to the average daily closing price for the class of Voting Securities proposed to be sold during the twenty (20) day period prior to the delivery of such notice ("Fair Market Value"). The Company may exercise a Market Sales Option by giving written notice thereof to the selling Standstill Person within the five (5) day period in which the Market Sales Option is in effect. The Market Sales Option may be exercised for all or a part of the Rule 144 Shares. The purchase price payable upon exercise of a Market Sales Option shall be paid by the Company within three (3) days following delivery of the Company's notice of exercise of the Market Sales Option, against delivery to the Company of certificates evidencing the shares to be so purchased, appropriately endorsed for transfer.

          (b) Rule 144 Sales. If the Company shall fail to exercise a Market Sales Option as to any of the Rule 144 Shares, the selling Standstill Person shall be free to sell such shares pursuant to the terms and conditions of SEC Rule 144 so long as such sales occur not later than six (6) months following the expiration of the Market Sales Option. If the Rule 144 Shares are not sold pursuant to this Section 8.2 within such six (6) month period, any proposed sale of such shares shall again be subject to the provisions of this Section 8.2.

          (c) Form 144. The selling Standstill Person shall promptly deliver to the Company an executed copy of any notice on Form 144 required to be filed with the SEC.

      8.3  Private Sales.

          (a) General. Neither the GP nor the Partnership shall, and the GP and the Partnership shall cause each other Standstill Person not to, transfer shares of Voting Securities to any person (other than to a person, and in a transaction, that has been approved in writing in advance by the Board of Directors of the Company) unless the transferring Standstill Person has complied with all of the provisions of this Section 8.3 (provided, however, that in the case of a transfer permitted under Section 8.8, the GP and the Partnership shall only be required to comply with the provisions of Section 8.3(e)). The provisions of this Section 8.3 shall not, however, apply to transfers of Voting Securities permitted pursuant to the provisions of Section 8.1 or Section 8.2. As used in this Section 8, (i) the terms "transfer," "transferring, "transferred" and variations thereof, shall mean and refer to any sale, gift, pledge, encumbrance, hypothecation, distribution, transfer or other act or action, whether voluntary or involuntary, by operation of law or otherwise, whereby or as a result of which, a person's ownership, interest or rights in any Voting Securities or the Convertible Note are transferred, disposed of or encumbered in any way, and shall include a Change of Control, but shall not include the transfer or issuance of any capital stock in the GP that does not result in a Change of Control or a transfer, issuance or re-arrangement of any limited partnership interests in the Partnership, and (ii) references to transfers of Voting Securities shall include transfers of any Warrants.

          (b) Sales of Five Percent or Less. If the number of shares of Voting Securities proposed to be transferred by one or more Standstill Persons to any single purchaser and/or its Affiliates in any single transaction or series of transactions (or, in the case of a Change of Control, the number of shares of Voting Securities then beneficially owned by the Partnership) shall be five percent (5%) or less of the total combined voting power of all Voting Securities then outstanding, such Standstill Persons may transfer such Voting Securities (or a Change of Control of the Partnership may be effected) without regard to any other provision of this Section 8.3 so long as, prior to any such transfer, the Company shall have received an opinion of counsel, reasonably satisfactory to the Company in form and substance, that the transfer is exempt from registration under the Securities Act and applicable state securities laws.

          (c) First Offer Option. If the number of shares of Voting Securities proposed to be transferred by one or more Standstill Persons to a single transferee and/or its Affiliates in any single transaction or series of transactions or, in the case of a Change of Control, the number of shares of Voting Securities then beneficially owned by the Partnership (in either case, the "First Offer Shares"), shall be greater than five percent (5%), but less than ten percent (10%), of the total combined voting power of all Voting Securities then outstanding, the Company shall have a right of first offer to purchase the First Offer Shares on the terms set forth herein.

               (i) Prior to any transfer of First Offer Shares (or prior to any Change of Control), the transferring Standstill Persons (which, in the case of a Change of Control, shall be the Partnership) shall give to the Company written notice (the "First Offer Notice") stating the number of First Offer Shares and, in the case of a Change of Control, the anticipated results of the Change of Control (i.e., identity of the person to whom control is proposed to be transferred). The Company may offer to purchase all (but not part) of the First Offer Shares at the purchase price specified in a written offer given to the transferring Standstill Persons within twenty
     (20) days after receipt by the Company of the First Offer Notice (the "First Offer"). The transferring Standstill Persons may accept the First Offer by giving written notice of such acceptance to the Company within fifteen (15) days after the date of receipt of the First Offer. The purchase price payable upon acceptance of a First Offer shall be paid by the Company within five (5) days following acceptance of the First Offer, against delivery to the Company of certificates evidencing the shares to be so purchased, appropriately endorsed for transfer.

               (ii) If the First Offer is not accepted by the transferring Standstill Persons, the First Offer Shares may be transferred by the transferring Standstill Persons for a purchase price equal to or greater than the purchase price set forth in the Company's First Offer (or the Change of Control may be effected), subject to the provisions of Section 8.3(e), so long as any such transfer occurs not later than six (6) months following the delivery of the First Offer. If the First Offer Shares are not transferred (or the Change of Control effected) pursuant to this
     Section 8.3(c)(ii) within such six (6) month period, any proposed transfer of such shares shall again be subject to the provisions of this Section 8.3(c).

          (d) First Refusal Rights. If the number of shares of Voting Securities proposed to be transferred by one or more Standstill Persons to a single purchaser and/or its Affiliates in any single transaction or series of transactions or, in the case of a Change of Control, the number of shares of Voting Securities then beneficially owned by the Partnership (in either case, the "First Refusal Shares"), shall be ten percent (10%) or more of the total combined voting power of all Voting Securities then outstanding, the Company shall have a right of first refusal to purchase the First Refusal Shares on the terms set forth herein.

               (i) Prior to any transfer of First Refusal Shares (or prior to any Change of Control), the transferring Standstill Persons (which, in the case of a Change of Control, shall be the Partnership) shall give to the Company written notice (the "First Refusal Notice") stating, in the case of a Change of Control, the anticipated results of the Change of Control, and in the case of a proposed transfer of shares, the identity of the proposed transferee, that the proposed transferee is a bona fide purchaser whom the Standstill Persons reasonably believe is financially able to purchase the First Refusal Shares on the terms offered, and the price, terms and conditions upon which the transferring Standstill Persons desires to transfer the First Refusal Shares to the proposed transferee. The Company shall have the right to purchase all (but not part) of the First Refusal Shares upon the terms and conditions contained in the First Refusal Notice, or at the Fair Market Value of the First Refusal Shares in the case of a Change of Control (the "First Refusal Right"). The First Refusal Right shall be exercised by the Company giving written notice thereof to the transferring Standstill Persons within thirty (30) days (or, in the event of a Change in Control within ninety (90) days) after the date of receipt by the Company of the First Refusal Notice. The purchase price payable upon exercise of a First Refusal Right shall be paid by the Company within five
     (5) days following delivery of the Company's notice of exercise of the First Refusal Right, against delivery to the Company of certificates evidencing the shares to be so purchased, appropriately endorsed for transfer.

               (ii) If the First Refusal Right is not exercised by the Company as to all of the First Refusal Shares, the First Refusal Shares may be sold by the transferring Standstill Persons to the proposed purchaser, for the same purchase price and on the same terms and conditions set forth in the First Refusal Notice (or the Change of Control may be effected), subject to the provisions of Section 8.3(e), so long as any such sale occurs not later than sixty (60) days following the expiration of the First Refusal Right. If the First Refusal Shares are not sold (or the Change of Control effected) pursuant to this Section 8.3(d)(ii) within such sixty (60) day period, any proposed transfer of such shares shall again be subject to the provisions of this Section 8.3(d).

          (e) Transfers to Third Parties. If the Company shall not have purchased shares under either Section 8.3(c) or 8.3(d), as applicable, within the time period provided therefor the transferring Standstill Persons shall not be prohibited under this Agreement from transferring such First Offer Shares or First Refusal Shares, as the case may be, to the proposed third party transferee, so long as (subject to such proposed transferee obtaining any requisite consents, approvals or exemptions described in Section 8.10):

               (i) the proposed transferee, together with its Affiliates and any 13D Group of which it may be a member, shall not, as of the date of purchase, after giving effect to the proposed transfer, beneficially own a number of shares of Voting Securities in excess of the Standstill Percentage;

               (ii) if the proposed transferee, together with its Affiliates and any 13D Group of which it is a member, shall, as of the date of purchase, beneficially own, after giving effect to the proposed purchase, fifteen percent (15%) or more of the total combined voting power of all Voting Securities then outstanding, such proposed transferee, together with its Affiliates and the members of any 13D Group of which the proposed transferee is a member, shall first agree in writing to be bound by, comply with, and be subject to, the provisions of Sections 6.3, 6.4, 6.5, 6.6, 6.7, and Section 8 (other than Section 8.12) of this Agreement); and

               (iii) in the case of a transfer of First Refusal Shares, the Company shall have received an opinion of counsel, reasonably satisfactory to the Company in form and substance, that the transfer is exempt from registration under the Securities Act and applicable state securities laws.

      8.4 Public Tag-Along Rights. Neither the GP nor the Partnership shall, and the GP and the Partnership shall cause the other Standstill Persons not to, transfer any Voting Securities representing in the aggregate twenty percent (20%) or more of the total combined voting power of all Voting Securities then outstanding ("Tag-Along Shares") to a single transferee and/or its Affiliates and/or any member of any 13D Group of which such transferee is a member in a single transaction or series of transactions (a "Tag-Along Sale") unless the proposed transferee agrees (if so required by the Company) to offer to purchase all of the outstanding Voting Securities for the same per share purchase price offered to be paid for the Tag-Along Shares. The Partnership shall give written notice to the Company of any Tag-Along Sale proposed to be accepted by a Standstill Person not later than ninety (90) days prior to the date on which a transfer pursuant to a Tag-Along Sale is proposed to be consummated. The Company shall have thirty (30) days following receipt of such notice to require, by delivery of written notice to the Partnership, that the proposed transferee offer to purchase all of the outstanding Voting Securities pursuant to this
Section 8.4. Absent compliance by the proposed transferee with such requirement, no Standstill Person shall sell any Tag-Along Shares.

      8.5 Sales Prohibited During Public Offerings. Each of the GP and the Partnership agrees, and the GP and the Partnership shall cause each other Standstill Person to agree, that if any shares of Voting Securities of the Company are offered to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act, such Standstill Person will not effect any public sale or distribution of any shares of such class of Voting Securities (other than shares registered for sale pursuant to such registration statement) within the 14 days prior to, and within the 120 days after, the effective date of such registration statement (or such shorter period that the underwriter requires of the Management Stockholders).

      8.6 Board Determination. The Company's determination as to whether it shall exercise a Market Sales Option, a First Offer Option or a First Refusal Right or shall require a transferee to offer to purchase shares of Voting Securities pursuant to Section 8.4 shall be made by the Board of Directors of the Company, except that any director who is elected by the Partnership (other than an Independent Director) shall not be entitled to vote on any such decision.

      8.7  Transfers of Convertible Note.

          (a) The Partnership may transfer all or any portion of the Convertible
Note in accordance with and subject to the provisions of this Section 8.7, but only if the Partnership shall have first given to the Company notice of the proposed transfer indicating the identity of the proposed transferee and the outstanding principal amount represented by the portion of the Convertible Note proposed to be transferred by the Partnership. If the Company desires to prepay such portion of the Convertible Note, it shall so notify the Partnership in writing not later than ten (10) days following receipt by the Company of notice from the Partnership of its intention to transfer the Convertible Note. Upon exercise of such option, the Company shall have twenty (20) days in which to pay to the Partnership such outstanding principal amount, plus all accrued and unpaid interest thereon, and to deliver to the Partnership a Warrant.

          (b) If the Company shall not have exercised its rights under Section 8.7(a) within the time period provided therefor, the Partnership may transfer that portion of the

Convertible Note designated in its notice given pursuant to Section 8.7(a) to a third party transferee, so long as (subject to such proposed transferee obtaining any requisite consents, approvals or exemptions described in Section 8.10):

          (i) the proposed transferee, together with its Affiliates and any 13D Group of which it may be a member, shall not, as of the date of transfer, beneficially own a number of shares of Voting Securities in excess of the Standstill Percentage;

          (ii) if the proposed transferee, together with its Affiliates and any 13D Group of which it is a member, shall, as of the date of transfer, beneficially own fifteen percent (15%) or more of the total combined voting power of all Voting Securities then outstanding, such proposed transferee, together with its Affiliates and the members of any 13D Group of which the proposed transferee is a member, shall first agree in writing to be bound by, comply with, and be subject to, the provisions of Sections 6.3, 6.4, 6.5, 6.6, 6.7 and Section 8 (other than Section 8.12) of this Agreement); and

          (iii) the Company shall have received an opinion of counsel, reasonably satisfactory to the Company in form and substance, that the transfer is exempt from registration under the Securities Act and applicable state securities laws.

      8.8 Limits on Partnership Distributions; Ownership. Notwithstanding any other provisions of this Agreement, without the prior written consent of the Board of Directors, the GP and the Partnership hereby agree that prior to the fifth (5th) anniversary of the date of this Agreement, the Partnership shall not make any transfers of Voting Securities or the Convertible Note to partners of the Partnership. On and after the fifth (5th) anniversary of the date of this Agreement, the Partnership may make any such transfers to partners of the Partnership so long as any transfers of Voting Securities or the Convertible Note shall be made in accordance with the provisions of Sections 8.3(e) and 8.7(b), as applicable, except that the Company shall not then be entitled to any First Offer or First Refusal Rights as a result of any transfer of Voting Securities to partners of the Partnership. Until any termination of the Standstill Provisions in accordance with the provisions of Section 10.1, the Partnership shall own at least 80% of all of the shares of Voting Securities beneficially owned by all Standstill Persons.

      8.9 No Transfer of Rights. Unless otherwise agreed in writing by the Company in advance of a transfer of Voting Securities, the Preferred Shares or the Convertible Note or the occurrence of a Change of Control, the rights and benefits accruing to the Partnership under the Preferred Shares, Section 6.2,
Section 7.2 and Section 9 shall not under any circumstances be transferred to any transferee of Voting Securities, the Preferred Shares or the Convertible Note (except that a transferee pursuant to Section 8.3(e)(ii) shall be entitled to the registration rights described in Section 9.3, but not to the registration rights described in Section 9.2), and, for the avoidance of doubt, upon the occurrence of a Change of Control, the Partnership shall no longer be entitled to the benefits of the Preferred Shares, Section 6.2 or Section 7.2, but shall be entitled to the benefits of Section 9.

      8.10 No Approval. Nothing contained in this Agreement shall be construed as an approval, or as a commitment by the Company to approve, for purposes of Section 203 of the Delaware General Corporation Law any acquisition of or ownership by a transferee of Voting Securities or the Convertible Note (including a transferee permitted by Section 8.3, Section 8.4 (to the extent that the Board of Directors has not required such transferee to offer to purchase all outstanding Voting Securities) or Section 8.8) or as a commitment by the Company to amend the Rights Plan to permit any such acquisition or ownership.

      8.11 Non-Conforming Transfers Void. Any transfer or attempted transfer of shares of Voting Securities or the Convertible Note in violation of any provision of this Section 8 shall be void ab initio and the Company shall not be required to, and the Company's transfer agent shall be instructed not to, recognize any such transfer or attempted transfer on the books and records of the Company. The certificates evidencing any shares of Voting Securities shall bear a legend to such effect. The GP and the Partnership shall, and shall cause any other Standstill Person to, promptly submit to the Company and shares of Voting Securities acquired by any of them (other than certificates issued by the Company upon conversion of the Convertible Note) so that such certificates may be legended in accordance with the foregoing provision.

      8.12 Legend Removal. Upon the occurrence of any transfer made in accordance with the terms of this Section 8, if the shares of Voting Securities are no longer subject to the restrictions set forth in this Agreement, the Company shall, and shall cause its transfer agent to, remove all restrictive legends referencing this Agreement (other than securities laws legends that may still be applicable) that are set forth on the certificate representing such transferred Voting Securities.

                         SECTION 9:  REGISTRATION RIGHTS
                         -------------------------------

      9.1  Registrable Securities; Registration Statement.  As used in this
Section 9, (i) the term "registration statement" shall mean a "registration statement" as that term is defined and used in the Securities Act, but shall not mean a registration statement on Form S-8, S-4 or similar form for a limited purpose, and (ii) the term "registrable securities" shall mean shares of Common Stock owned by the Partnership, except that shares of Common Stock shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such shares shall have been disposed of in accordance with such registration statement, such shares have been sold pursuant to SEC Rule 144 (or any successor provision), or such shares shall have ceased to be outstanding.

      9.2 Demand Registrations. Upon receipt by the Company of a written request from the Partnership, the Company shall, with reasonable promptness, file a registration statement to register under the Securities Act for sale or distribution to the public the number of shares of registrable securities owned by the Partnership specified in such request; to thereafter file such amendment or amendments to such registration statement as shall be necessary to cause the same be effective; and to cooperate with underwriters reasonably selected by the Partnership for purposes of the distribution of such securities; provided, however, that the Company shall not be obligated to honor any such request made prior to eighteen (18) months following the date hereof or made more frequently than once every twelve (12) months thereafter. The Company shall not be obligated under this Section 9.2 to effect more than three (3) demand registrations.

      9.3 Participation Registration. In addition to the demand registrations set forth in Section 9.2, the Company agrees that, if the Company shall at any time propose to file a registration statement covering the sale of Common Stock by the Company, and the Partnership then beneficially owns not less than one percent (1%) of the total number of shares of Common Stock then outstanding, the Company shall give to the Partnership written notice of such intention at least thirty (30) days prior to the proposed filing date and shall include in such registration statement the number of registrable securities that the Partnership shall request be so included; provided, however, that the inclusion of such securities may be conditioned or restricted if, in the opinion of the managing underwriter or underwriters of the offering, such inclusion would have a material adverse effect on the successful distribution of shares by the Company. If the number of shares of registrable securities requested by the Partnership to be included in a registration statement pursuant to this Section 9.3 shall be reduced as the result of the opinion of the managing underwriter or underwriters, such reduction shall be made pro rata among all persons (other than the Company) who have requested that their shares of registrable securities be included in such registration statement.

      9.4  Obligations of the Company.

          (a) Underwritten Offerings Only. The obligations of the Company to file registration statements pursuant to Section 9.2 and to include securities owned by the Partnership on registration statements pursuant to Section 9.3 shall, in each case, apply only to underwritten offerings and shall not apply to "shelf" registrations.

          (b) Company Obligations. As to each registration statement referred to in Sections 9.2 and 9.3, the Company shall:

               (i) use its best efforts to have such registration statement declared effective as promptly as reasonably practicable and to notify the Partnership in writing, (A) when such registration statement has become effective, (B) when any post-effective amendment to any such registration statement has become effective, and (C) of any request by the SEC for any amendment or supplement to such registration statement or any prospectus relating thereto or for additional information;

               (ii) furnish to the Partnership such number of copies of any prospectus (including any preliminary prospectus) as the Partnership may reasonably request in order to effect the offering and sale of registrable securities offered and sold by the Partnership, but only while the Company is required under the provisions hereof to cause the registration statement to remain current;

               (iii) use its best efforts to register or qualify, not later than the effective date of such registration statement, registrable securities of the Partnership registered thereunder under the "blue sky" laws of such states as the Partnership or the underwriters of such offering may reasonably request; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities or to execute or file any general consent to service of process under the laws of any such state where it is not at such time so qualified or subject;

               (iv) from the effective date of the registration statement, keep such registration statement in effect and current and from time to time amend or supplement the registration statement and the prospectus in connection therewith to the extent necessary to permit the completion of the sale for which such registration statement shall have become effective for such period as is necessary to complete the distribution contemplated by such registration statement. If at any time the SEC should institute or threaten to institute any proceedings for the purpose of issuing, or should issue, a stop order suspending the effectiveness of any such registration statement, the Company will promptly notify the Partnership and will use its best efforts to prevent the issuance of any such stop order or to obtain the withdrawal thereof as soon as possible. The Company will advise the Partnership promptly of any order or communication of any public board or body addressed to the Company suspending or threatening to suspend the qualification of any of the shares for sale in any jurisdiction.

               (v) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions (including exerting reasonable efforts to market such offering) as the Partnership or the underwriters reasonably request in order to expedite or facilitate the disposition of such registrable securities (including effecting a stock split or a combination of shares);

               (vi) not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 120-day period beginning on the effective date of any registration pursuant to Section 9.2 or 9.3 (except pursuant to registrations on Form S-8 or any successor form), unless the underwriters managing the registered public offering otherwise agree, and shall cause each Management Stockholder to agree not to effect any public sale or distribution (including sales pursuant to Rule 144) of any such securities during such period (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing the registered public offering otherwise agree; and

               (vii) make available for inspection by the Partnership, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by the Partnership, or any such underwriter, attorney, accountant or agent in connection with such registration statement.

      9.5 Expenses. Except as hereinafter stated, the entire cost and expense of the registrations pursuant to Sections 9.2 and 9.3 shall be borne by the Company. The costs and expenses of any such registrations shall include the fees and expenses of the Company's counsel and its accountants and all other out-of-pocket costs and expenses of the Company incident to the preparation, printing and filing under the Securities Act of the registration statement and all amendments and supplements thereto and the cost of furnishing copies of each preliminary prospectus, each final prospectus and each amendment or supplement thereto to underwriters, dealers and other purchasers of the securities so registered, the costs and expenses incurred in connection with the qualification of such securities so registered under the "blue sky" laws of various jurisdictions and all other costs and expenses of complying with the foregoing provisions of this Section 9; provided, however, that under no circumstances shall the Company be liable or responsible for the fees and expenses of the Partnership's counsel or for underwriting discounts and commissions payable in connection with any sale of registrable securities of the Partnership included in a registration statement.

      9.6 Indemnification. The Company hereby indemnifies and agrees to hold harmless the Partnership, any underwriter (as defined in the Securities Act) for the Partnership, any broker or dealer to or through whom the Partnership sells registrable securities that may be deemed to be an underwriter and each person, if any, that controls the Partnership, including all officers, directors and stockholders of the GP, or any such underwriter, broker or dealer against claims, damages or liabilities, joint or several, to which any such persons may be subject, under the Securities Act or otherwise, and to reimburse any of such persons for any legal or other expenses incurred in connection with investigating or defending against any such losses, claims, damages or liabilities, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such registrable securities were registered under the Securities Act pursuant to this Section, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities arise out of or are based upon information furnished to the Company in writing by the

Partnership or any underwriter for the Partnership specifically for use therein. By requesting registration under Section 9.2 or Section 9.3, the Partnership will be deemed thereby to indemnify and to have agreed to hold harmless the Company and its directors and officers and each person, if any, who controls Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which any of such persons may be subject under the Securities Act or otherwise, and to reimburse any of such persons for any legal or other expenses incurred in connection with the investigation of or defense against any such losses, claims, damages or liabilities, but only to the extent caused by an untrue statement or alleged untrue statement or omission or alleged omission of a material fact in any registration statement pursuant to Section 9.2 or Section 9.3, any prospectus contained therein, or any amendment or supplement thereto, which was based upon and in conformity with information furnished to the Company by the Partnership expressly for use therein.

                            SECTION 10:  TERMINATION
                            ------------------------

      10.1 Termination Following the Closing. The provisions of Sections 6.3, 6.4, 6.5, 6.6, 6.7, Section 7.1 and Section 8 (other than Section 8.10 and
Section 8.12) (the "Standstill Provisions") of this Agreement shall terminate, and Standstill Persons shall have no further obligations thereunder, upon notice of such an election to so terminate delivered by the Partnership to the Company at anytime following the date on which Standstill Persons shall collectively beneficially own less than fifteen percent (15%) of the total combined voting power of all Voting Securities then outstanding. Effective with such termination, the Partnership's right to elect directors pursuant to the Preferred Shares and the provisions of Sections 6.1, 6.2 and 7.2 of this Agreement shall also terminate and the Partnership shall have no further rights thereunder.

      10.2 Application of Section 203 of the Delaware General Corporation Law ("Section 203").

     (a) Notwithstanding any provision contained herein to the contrary, the parties agree and acknowledge that (i) the approval of the Board of Directors referred to in Section 3.11 was not intended to and did not constitute approval of the ownership (as defined in Section 203) or of any transaction that would result in the ownership (as defined by Section 203) by any Standstill Person of fifteen percent (15%) or more of the outstanding Voting Stock (as defined in Section 203) of the Company at any time after the Standstill Persons shall beneficially own less than fifteen percent (15%) of the total combined voting power of all Voting Securities then outstanding and (ii) no Standstill Person shall, by reason of the approvals referred to in Section 3.11, be exempt from the requirements imposed upon an "interested stockholder" (as defined in Section
203) in the event such Standstill Person shall become the owner (as that term is defined in Section 203) of fifteen percent (15%) or more of the outstanding Voting Stock (as defined in Section 203) of the Company after the Standstill Persons shall have so ceased to beneficially own at least such percentage of Voting Securities.

     (b) If, at the time the Standstill Persons shall have ceased beneficially to own at least fifteen percent (15%) of the combined voting power of all Voting Securities then outstanding, any Standstill Person shall not have ceased to be an "interested stockholder" (as defined in Section 203) by reason of clause (ii) of Subsection 5 of Section (c) of Section 203 and, therefore, is, or could be, notwithstanding Section 10.2(a), exempt from the requirements imposed upon such an "interested stockholder" by reason of the approvals referred to in Section 3.11, such Standstill Person, if it is the Partnership or GP, hereby agrees that, and, if it is not the Partnership or the GP, the Partnership and the GP agree to cause such Standstill Person to, execute a written agreement with the Company stating that, such person shall not engage in any business combination (as defined in Section 203) for a period of three (3) years following the time that such Standstill Person becomes, after the date the Standstill Persons cease to beneficially own at least such percentage of Voting Securities, the beneficial owner (as defined in Section 203) of fifteen percent (15%) of the Voting Stock (as defined in Section 203) of the Company unless: (1) prior to the time such Standstill Person becomes such a beneficial owner the Board of Directors of the Company shall have approved either the business combination or the transaction which results in the Standstill Person becoming such a beneficial owner; (2) upon consummation of the transaction which results in the Standstill Person becoming such a beneficial owner, the Standstill Person shall own at least eighty-five percent (85%) of the Voting Stock (as defined in Section 203) of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (as defined in Section 203) (i) by persons who are directors and also officers of the Company and (ii) employee stock plans of the Company in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) at or subsequent to the time such person becomes such a beneficial owner, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of the stockholders, not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock (as defined in Section 203) which is not owned by such Standstill Person.

                           SECTION 11:  MISCELLANEOUS
                           --------------------------

      11.1 Survival. The representations and warranties contained in Sections 3.1, 3.2 (except as otherwise provided herein), 3.3, 3.7, 3.8, 4.1 (except as otherwise provided herein), 4.2, 4.6 and 4.8 shall survive for a period of one
(1) year following the Closing Date. The warranty contained in the last two sentences of Section 3.2 and the third sentence of Section 4.1 shall survive until the termination of the Standstill Provisions pursuant to Section 10.1. All other representations and warranties contained in Section 3 and Section 4 shall not survive the Closing, but shall terminate with, and be of no further force or effect following, the Closing.

      11.2 Expenses. The Company shall pay its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the GP and the Partnership shall pay their own expenses incurred in connection with the negotiation, preparation and execution of this Agreement, except that Company shall reimburse the GP and the Partnership for all reasonable fees and expenses actually incurred by them in connection with the negotiation, preparation and execution of this Agreement, up to the maximum amount of $125,000, such reimbursement to be made following the delivery to the Company by the Partnership of the Purchase Price and invoices reasonably necessary to document such fees and expenses.

      11.3 Amendment. This Agreement may not be modified, amended, altered or supplemented except by a written agreement signed by the Company, the GP and the Partnership. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, unenforceable or against public policy, the remainder of terms, provisions, and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      11.4 Successor; Assignment. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the successors to, and permitted assigns of, the parties hereto; provided, however, that this Agreement shall not be binding upon or inure to the benefit of any successor to the Company in a merger in which the Company is not the surviving corporation or the Preferred Shares cease to exist. This Agreement shall not be assignable by any of the parties hereto without prior written consent of the other parties.

      11.5 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, in writing and delivered personally, or telecopied or mailed by certified U.S. mail, return receipt requested, postage pre-paid, or sent by Federal Express or other overnight courier service, addressed as follows:

          If to the Company:     Market Facts, Inc.
                                 3040 West Salt Creek Lane
                                 Arlington Heights, Illinois 60005
                                 Attention: President
                                 Telephone No.: (847) 590-7200
                                 Telecopier No.: (847) 590-7010

          With a copy to:        Keck, Mahin & Cate
                                 77 West Wacker Drive, Suite 4900
                                 Chicago, Illinois 60601-1693
                                 Attention: Wesley S. Walton
                                 Telephone No.: 312-634-5104
                                 Telecopier No.: 312-634-5000

          If to the GP           MFI Associates, Inc.
          or the Partnership:    54 Morris Lane
                                 Scarsdale, New York 10583
                                 Attention: Ned L. Sherwood
                                 Telephone No.: 914-725-8124
                                 Telecopier No.: 914-725-8124

          With a copy to:        Kirkland & Ellis
                                 153 East 53rd Street
                                 New York, New York 10022
                                 Attention: Glen E. Hess, P.C.
                                 Telephone No.: 212-446-4808
                                 Telecopier No.: 212-446-4900

or, in each case, at such other address as may be substituted by notice given as herein provided, but no such change shall be deemed to have been given until it is actually received by the parties sought to be charged with its contents. Any notice or other communication required or permitted to be given under this Agreement shall be deemed to have been duly given on the date personally delivered, if delivered by hand with receipt acknowledged, or the date of the telecopier transmission upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice has been transmitted without error, or five (5) days after the same shall have deposited in the United States mail or one (1) business day after sent by Federal Express or other overnight courier service.

      11.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without giving effect to principles of conflict of law thereof.

      11.7 Entire Agreement; Counterparts. This Agreement, including the Exhibits hereto and the certificates and instruments to be delivered at the Closing pursuant to this Agreement, contains all of the terms, conditions, representations and warranties agreed upon by parties relating to the subject matter of this Agreement and supersedes all other prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. This Agreement may executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument.

      11.8 Section Headings. The section and subsection headings contained in this Agreement are solely for the purposes of reference and shall not affect the meaning or interpretation of this Agreement.

      11.9 Public Announcement. To the extent consistent with their respective obligations under applicable law, the Company on one hand, and the GP and the Partnership on the other hand, shall make available for review in advance by the other party any public announcement intended to be issued by such party with respect to this Agreement or the transactions contemplated hereby.

      11.10 Injunctive Relief. The parties acknowledge and agree that each party would be irreparably damaged in the event any of the provisions of Sections 6, 7, 8, 9 or 10.2 are not performed by the parties in accordance with their specific terms or are otherwise breached, the remedies at law for any such breach are inadequate and the non-breaching party will suffer direct and continuing injury as a result of any such breach. Accordingly, it is agreed that the parties shall be entitled, without necessity of furnishing a bond, to injunctive relief (including a temporary restraining order or a preliminary injunction) to prevent breaches of any of such Sections and to specifically enforce any of such Sections and the terms and provisions thereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to, and not in limitation of, any other remedy to which the parties may be entitled, at law or in equity.

      11.11 Remedies. The parties agree that the sole and exclusive remedies for a breach of any of the provisions of this Agreement shall be an award of damages or injunctive relief, as determined by a court of competent jurisdiction, and that no breach of any provision of this Agreement by any party hereto shall give rise to a right of the non-breaching party or parties to terminate this Agreement nor shall any such breach excuse the non-breaching party or parties from the obligation to perform any of its or their obligations hereunder. For the avoidance of doubt, under no circumstances shall any of the Standstill Provisions be terminated as a result of any breach by the Company of any of its obligations under this Agreement or the Preferred Shares.

      11.12 Successor General Partners. The Partnership agrees that, from and after the date hereof, any additional or successor general partner of the Partnership shall, as a condition to its admission to the Partnership, agree in writing to be bound by the provisions of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                              MFI ASSOCIATES, INC.


                              By: /s/Ned. L. Sherwood
                              Its:  President



                              MFI INVESTORS L.P., a Delaware limited
                              partnership

                              By: MFI ASSOCIATES, INC.,
                                  its sole general partner


                              By: /s/Ned. L. Sherwood
                              Its: President


                              MARKET FACTS, INC.


                              By: /s/ Glenn W. Schmidt
                              Its: Executive Vice President